Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

QEST - Q4 2003 MedQuest Earnings Conference Call

Event Date/Time: Feb. 26. 2004 / 2:00PM ET
Event Duration: N/A

CCBN StreetEvents	streetevents@ccbn.com	617.603.7900	www.streetevents.com

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CORPORATE PARTICIPANTS

 Gene Venesky

 MedQuest - CEO

 Tom Gentry

 MedQuest - CFO

CONFERENCE CALL PARTICIPANTS

 Elee Redinski

 Jeffries and Co. - Analyst

 Todd Crosier

 Bear Stearns - Analyst

PRESENTATION

Operator

 Good day, ladies and gentlemen and welcome to the Q4 2003 MedQuest earnings conference call. My name is David and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question and answer session towards the end of this conference. If at any time during the call you require assistance, please key star, zero and a coordinator will be happy to assist you. This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. We can give no assurance that such forward-looking statements will prove to be correct.

Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are general, economic and business conditions, the effect of health-care industry trends on third part reimbursement rates and demand for our services, limitations and delays in reimbursement by third party payers, changes in governmental regulations that affect our ability to do business, actions of our competitors, introduction of new technologies, risks associated with our acquisition strategy and integration costs and the additional factors and risks contained in our Post-effective Amendment Number One to the registration statement on Form S-4 declared effective on April 23, 2003. I’d now like to turn the presentation over to your host for today’s call, Mr. Gene Venesky (ph), Chief Executive Officer. Please go ahead, sir.

 Gene Venesky  - MedQuest - CEO

 We would like to welcome everyone to the call. We’re pleased to announce another record quarter and record year. We believe that ‘03 gives us the opportunity to talk about our models and how it’s implemented. It shows our strength in both areas. 2003 was not an ideal operating year. We had to contend with weather, economic issues with a high jobless rate, insurance changes with increased deductibles and co-pays, HIPAA changes, aggressive equipment marketing, general competitive conditions - all this was topped by competitive driven litigation a DOJ investigation.

Through all of this, we were able to have a record year. We show that we can react quickly to changing conditions. Our strength of our model is, again, the fact that it caters at the revenue and cost level, at the local level, the center level and then, generally, it - the approach is with regulatory issues, major equipment purchases and in ‘03, litigation but we take care of that at the corporate level. As a result, the model was tested at its foundation and shows that it works adequately.

We were able to keep the litigation issues away from the day-to-day operation and show that we can operate and create record results while things like the litigation and DOJ investigation were going on. Quarter-to-quarter we were able to react to the environment - competitive environment, the economic conditions. We started the year where we had strong revenue growth but our earnings were not as strong as in the past when show percentage-to-percentage increases. As we moved through the year, we showed every quarter that we could improve ending the fourth quarter with our growth and EBITDA outfacing our growth and revenue.

We think that we’ll continue to face challenges as we move into ‘04. We believe that the model and, again, the management team will be able to handle these challenges and take advantage of any opportunities that are presented to us. At this point, I’d like to take a little bit of time and talk about the DOJ investigation and the class action suit.

On the DOJ investigation, they determined in October of ‘03 that the investigation was not a criminal investigation but rather a civil investigation. We were not notified until December of their findings of criminal being out and civil being in. As a result of the notification in December, we took an active role in trying to bring this situation into a resolution. We are currently in active settlement negotiations. However at this point, we cannot discuss those negotiations as I’m sure all of you will understand.

On the class action front, our motion to dismiss was heard on February 19th. We expect a timely ruling on our argument. We believe that our argument was very strong however the judge did indicate that whoever loses in her decision, she will allow for immediate appeal. We believe that our - on appeal, whether we win or lose with our motion to dismiss that when it’s tested on the merits, we consider our situation very strong. We are confident that we will have a favorable outcome.

I’d just like to remind everyone that this class action suit is competitor driven and the case was brought by a fraudulent plaintiff. Having said that, we’ve looked at our reserves for the company as a whole and as a whole, we feel that our reserves are adequate for the year ending 12-31-03. I’d like to discuss our center growth and some general topics at this point.

We added 20 center equivalents during ‘03. One of those was a North Carolina joint venture. I just wanted to bring that to everyone’s attention. That was not a strategic change in how we are going to add centers. It was a specific business opportunity in North Carolina but we wanted to bring it to everyone’s attention because we had not and have not done joint ventures in the past, and again, that’s not a strategy that we have going forward. Our development pipeline remains strong so we’re very optimistic moving into ‘04. We continue to manage growth and leverage.

To that end, one of our current priorities is the reduction of our DSOs. We intend to attack this project with the same vigor that we have attacked other challenges of the company and reduce our DSOs in ‘04. We believe that the issues that we faced in ‘03 have proven our model and have made the company stronger. We believe that our sector will remain strong and that our model and management team will continue to balance growth and leverage and will result in ongoing favorable performance. At this point, I’d like to turn the call over to Tom and he can talk about the financial statistics.

 Tom Gentry  - MedQuest - CFO

 Thanks, Gene. First starting with the comparison of the fourth quarter of ‘03 compared to the fourth quarter of ‘02, revenue in ‘03 was $63.9 million versus $54.3 - an increase of 17.7 percent. Operating expenses in 2003 for the fourth quarter -- $27.4 million or 42.9 percent of net revenue versus $24.6 million or 45.3 percent of net revenue for the same period in ‘02. MG&A in ‘03 was $20.4 million or 31.9 percent of net revenue versus $16.4 million or 30.2 percent of net revenue in 2002.

Income from operations for the fourth quarter of ‘03 -- $8.6 million compared to $6.3 million for the same period in ‘02. EBITDA for those three months ended December 31, of ‘03 -- $16 million or 25 percent of net revenue versus $13.3 million or $24.5 percent of net revenue in 2002. Cash flow from operations for the three months in ‘03 ended December -- $13 million versus $7.4 million for the same period in 2002. Moving to the year to date starting with net revenue of 2003 -- $243.1 million compared to $203.4 - an increase of 19.5 percent.

Operating expenses in ‘03 were $105.1 million - 43.2 percent of net revenue versus $89.4 million or 44 percent of net revenue for the same period in ‘02. MG&A - $76.5 million in ‘03 - 31.5 percent of net revenue versus $61.5 in 2002 - 30.2 percent of net revenue. Income from operations in ‘03 - $33.2 million compared to ‘02 of $28.6 million. EBITDA for the year, $61.5 million or 25.3 percent of revenue versus $52.5 million or 25.8 percent of net revenue for the same period in ‘02 and that represents a 17.1 percent increase year over year. Cash flow from operations for the year of 2003, $30.7 million versus 2002 -- $16.2 million.

We ended the year with 85 centers. We came into 2003 with 77. We added a net eight centers but as we’ve discussed before, during the year, we did consolidate two centers in Durham, North Carolina so we actually added nine centers to the network. That was two acquisitions and seven Denovos (ph). We also, as most of you are aware, we also had expansions adding modalities or a second magnet to our centers out in the field and when we do the center equivalent of what the expansion CAPEX was for 2003, that center equivalent of calculation is 11 centers. Scan volume for the quarter ended 2003 versus 2002; MRI scan volume is up 17.6 percent. CT scan volume is up 28.9 percent.

For the year, MR scan volume is up 20 percent. CT scan volume is up 28.3 percent. Average scans per day for machine for the quarter ended 2003 - December, 2003 compared to ‘02, for MRIs average scans per day for a machine for 2003 was 13.7 compared to 2002 of 12.9. That’s an increase of 6.2 percent and CTs - 9.3 scans per day for a machine in ‘03 compared to 7.6 in ‘02 - an increase of 22.4 percent.

For the 2003 year compared to 2002, average scans per day for a machine for MR was 12.9 in ‘03 versus 12.6 in ‘02 - a 2.4 percent increase and CT average scans per day for a machine was 8.5 in 2003 compared to 7.1 in 2002 - a 19.7 percent increase. As we’ve discussed in prior calls, pricing remained relatively stable comparing Q3 to Q4. We did, obviously, see a slight increase in pricing as we’ve discussed over the year from the Medicare reimbursement increase but it remained relatively stable throughout the year.

Cash balance at 2003 is $6.7 million compared to 2002 of $3.2 million. Accounts receivable at 2003 of $61.5 million compared to $46.2 million in 2002. DSOs at December of 2003 did increase to 86 days. They were 80 days at the end of the third quarter. As we discussed in our last call, there was concern that the October HIPAA requirements could cause DSOs to increase and when we went in and evaluated the six day increase from the end of the third quarter to the end of the fourth quarter, what we discovered was the majority of that increase was due to the HIPAA requirement and the electronic filling issues that we encountered. We are diligently working on that and working through that and believe that we will continue - that we will begin to bring these days down and as Gene talked about, we are very focused on this issue.

Turning to the debt at the end of - at the end of December, total debt was $251.8 million which is made up of $8 million in the revolver, $59.7 in the Term B, $180 million undiscounted for the bonds and capital leases of $4.1 million. That’s compared to a total debt at the end of ‘02 of $239.7 million and that was made up of $56 million in the revolver. Of course, there was no Term B at that time.

Bonds were still the same -- $180 million and then $3.7 million in capital leases. Leverage at the end of December was 4.1 and that compares to the end of December of ‘02 of 4.4. Capital expenditure for the quarter ended December 31, 03, total capital expenditures were $11.4 million and that breaks down as follows- maintenance CAPEX was $1.4 million, Denovo- $2.9 million, acquisitions - $2.3 and expansion CAPEX was $4.8. This compares to a total CAPEX in the fourth quarter of ‘02 of $17 million. Total CAPEX for the year 2003, was $33.4 million and it breaks down as follows- Maintenance -- $6.5 million, Denovo (ph) -- $8.6, acquisitions -- $7.1 million, expansion -- $9.3 million and then during the year as we’ve previously discussed we did have a operating lease that we renegotiated and it became a capital lease - that was $1.9 million that was booked for GAAP purposes giving a total of $33.4 million.

That compares to a total of $52.8 million that was spent in the year 2002. While we’re on the subject of capital expenditures with respect to guidance for 2004, growth CAPEX should be between 31 and $34 million. Maintenance CAPEX should be between 10 and $12 million giving a total capital expenditures for 2004 of 41 to $46 million.

Same center sales growth for the quarter ended December 31, 2003 compared to the same period in ‘02 is 18.7 percent. Out of the 85 centers, 65 of those centers are included in that calculation which means 20 centers were less than two years old. That’s about 23.5 percent of the total centers. Of those 20, approximately half of those are one year old. Same center sales growth for the year 2003 compared to 2002 is 18.4 percent and, of course, the metrics for the number of centers that are included are the same. Operator, we’ll now turn it to questions and answers.

QUESTION AND ANSWER

Operator

 Thank you, sir. [Operator Instructions]

And our first question comes from Elee Redinski (ph) from Jeffries and Company. Please go ahead.

 Elee Redinski  - Jeffries and Co. - Analyst

 Congratulations on another good quarter. Can you give us the peer mix as well as let us know what the rent expense was in the quarter?

 Tom Gentry  - MedQuest - CFO

 Peer mix - you mean the peer mix ...

 Elee Redinski  - Jeffries and Co. - Analyst

 Yes.

 Tom Gentry  - MedQuest - CFO

 It’s relatively unchanged. Commercial was about 60 percent and 65 percent with Medicare and governmental remaining about 25 percent and then the rental expense for the quarter was approximately - was approximately $2 million.

 Elee Redinski  - Jeffries and Co. - Analyst

 $2 million?

 Tom Gentry  - MedQuest - CFO

 Yes.

 Elee Redinski  - Jeffries and Co. - Analyst

 - OK and for the commercial insurers and what Medicare’s doing is - can you just - can you just talk to us about the five (ph) percent increase or the rate increase that you’re planning on getting or that you’ve gotten or your negotiations how they’re going?

 Tom Gentry  - MedQuest - CFO

 We believe the prices in 2004 will mainly remain stable - the increase we will receive we think will come from, obviously, the increase that we get from Medicare which blended through our payer (ph) medics (ph) is probably one maybe one and half percent increase but we don’t anticipate any significant increases from our other payers now do we anticipate any significant decreases. We think it’ll be a fairly stable environment pretty much like it was in 2003.

 Elee Redinski  - Jeffries and Co. - Analyst

 OK. And as for your accounts receivable increased in this quarter virtually none of that increases from commercial payers that’s almost solely due to Medicare is that what you said?

 Tom Gentry  - MedQuest - CFO

 No, it’s not. It’s actually do to the requirements with respect to the HIPAA - a deadline that occurred in October and there was some changes in the electronic filing requirements and not only did we have issues with the governmental intermediaries, we also had issues with the other payers too so it was pretty across the board.

 Elee Redinski  - Jeffries and Co. - Analyst

 OK. Thank you very much.

 Tom Gentry  - MedQuest - CFO

 Thank you.

Operator

 [Operator Instructions]. And our next question comes from David Common (ph) from JP Morgan. Please go ahead.

Unidentified

 Actually, this (inaudible) for David Common. EBITDA’s got about million dollars sequentially and I guess part of that is the seasonality in the business. Can you comment - ballpark - how much (inaudible) season in the quarter may have affected your fourth quarter results?

 Tom Gentry  - MedQuest - CFO

 Well, the, you know, seasonality is we’ve always experienced that in the fourth quarter, usually around Thanksgiving and around Christmas and New Years and it’s just part of the way the business works. Fourth quarters generally not a stellar quarter for us and so, you know, it’s just a function of - it’s generally a flat quarter for us.

 Gene Venesky  - MedQuest - CEO

 I think the other thing we should note (ph) is not only in the fourth quarter but throughout ‘03, we were weighted heavier to Denovo and its center expansion versus prior period. In the fourth quarter of both ‘02 and prior years we had more acquisition activity in the fourth quarter, of course, when we do an acquisition it brings along with it revenue. In the fourth quarter of ‘03, we were weighted to Denovo development so that had an impact when you go back and look at historical quarter to quarter.

Unidentified

 OK. One other follow-up question - what are you seeing in terms of evaluation for acquisitions in different markets - kind of ballpark type of multiples the same.

 Tom Gentry  - MedQuest - CFO

 That really hasn’t changed from what we’ve seen. Quite honestly, there’s some acquisition activity out there for us but not a lot but the multiples haven’t really changed anywhere from 3.5 to a little under 4.

 Gene Venesky  - MedQuest - CEO

 Our philosophy, when we’re looking at an acquisition is its value to us within our network strategy. There are times when we may pay to the higher end of the multiples but we’re constantly evaluating (inaudible) of the acquisition versus our start up of Denovo center so if we - if we pay a higher multiple, it’s because we believe it’s going to have a benefit to us in our network. If it’s an expansion that was existing our revenue where we’re able to have (inaudible) Denovo we’re going to do it that way. We continue to say that if you over pay for a center on a standalone basis and don’t see an upside for it, you’re going to get into trouble on your leverage and your ongoing growth so we don’t intend to ever over pay for a center that’s not, again, to say that we will not pay a high multiple it’s got to fit into a network strategy for us.

Unidentified

 Thank you very much.

Operator

 [Operator Instruction]. And our next question comes from Todd Crosier (ph) from Bear Stearns. Please go ahead.

 Todd Crosier  - Bear Stearns - Analyst

 Good afternoon, gentlemen. Just a couple of quick questions - on - in terms of - I think you mentioned same facility revenue growth - I guess there were two figures I wanted to just clarify first is that 18.7 percent - was that same facility revenue growth for the quarter.

 Tom Gentry  - MedQuest - CFO

 That is correct - 18.7 percent.

 Todd Crosier  - Bear Stearns - Analyst

 OK. And for the year, was it - did you mention it was 18.4 percent or was that ...

 Tom Gentry  - MedQuest - CFO

 That is correct - 18.4 percent for the year.

 Todd Crosier  - Bear Stearns - Analyst

 OK and I understand, you know slight increase in pricing is essentially stable but, I mean, could you possible break-out what the same facility volume growth that your fixed side centers was for both the quarter and the year?

 Tom Gentry  - MedQuest - CFO

 Sure. Volume growth, again, the MRI volume for the year was up about 20 percent and CT volume was up about 28 percent.

 Todd Crosier  - Bear Stearns - Analyst

 OK. Great. Thank you.

 Tom Gentry  - MedQuest - CFO

 Sure.

 Todd Crosier  - Bear Stearns - Analyst

 One other thing - let’s see - on - and DSOs you said were 86 at the end of the year.

 Tom Gentry  - MedQuest - CFO

 That is correct.

 Todd Crosier  - Bear Stearns - Analyst

 And can you just give us an indication of what your target would be for DSOs for year end 2004 assuming you’re able to work through the HIPAA issues.

 Tom Gentry  - MedQuest - CFO

 Assuming we’re able to work through the HIPAA issues and the other issues that we’ve had, we believe that DSOs will be somewhere in the neighborhood of 75 to 77 days by the end of the year.

 Todd Crosier  - Bear Stearns - Analyst

 And you have a reasonable degree of comfort that you’ll be able to work those issues as the year progresses.

 Tom Gentry  - MedQuest - CFO

 We do. We’ve got a very good team in place working on it - the plan has been formulated and is actually already in place and we’ve got a new director of AR and when I say new director of AR, he’s actually been with the company for a while and I think we’ve mentioned it before on another call but he is - he and his team are actively involved in working on bringing the DSOs down and we’ve also set into motion certain triggers for the center managers and for the regional managers with respect to their compensation base so that it’s tied to a certain extent to maintaining a level of DSOs at each center.

 Todd Crosier  - Bear Stearns - Analyst

 Great and that - the transition that you were doing of the Phoenix and Georgia billing operations, that all - has that all been transitioned in-house?

 Tom Gentry  - MedQuest - CFO

 Yes. It’s been transitioned in with Phoenix. They have improved. They still got a little ways to go. What happened there was when the HIPAA requirement came in October; one of the areas that we experienced some trouble was in the Phoenix area so we’re working through that now.

 Todd Crosier  - Bear Stearns - Analyst

 OK. Great. Last thing on the acquisition front - in terms - in going forward, you - is it right that you continue to expect you’ll do, you know, primarily Denovo and are you still planning kind of ten to fifteen centers for ‘04?

 Gene Venesky  - MedQuest - CEO

 I think that we’re - as our pipeline exist today, it’s weighted more to Denovo development but should an opportunity present itself, we’re not opposed to acquisition, but, again, our pipeline as it exist today is weighted to Denovo.

 Todd Crosier  - Bear Stearns - Analyst

 OK. And in terms of the number of centers - the range of the number of centers you’d expect to add in 2004 is that still 10 to 15?

Unidentified

 (inaudible) philosophy it would be in the 10 to 15 range.

 Todd Crosier  - Bear Stearns - Analyst

 OK. Great. Thank you very much.

Unidentified

 Thank you.

Operator

 [Operator Instructions]. There are no further questions at this time, gentlemen.

 Gene Venesky  - MedQuest - CEO

 We’d like to thank everyone for their participation.

 Tom Gentry  - MedQuest - CFO

 Thank you very much.

Operator

 Thank you, sir. Thank you, ladies and gentlemen, today for your participation. This concludes your conference call. You may now disconnect. Good day.

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